                                                                    Exhibit 11



          STATEMENT RE: COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                              SCHUFF STEEL COMPANY



                                                                                                                Three Months
                                                                                                                   Ended
                                                                            Year Ended December 31,              March 31,
                                                                         ------------------------------      ------------------
                                                                          1994        1995        1996        1996        1997
                                                                         ------      ------      ------      ------      ------
                                                                                  (In thousands, except per share data)
Historical weighted average shares outstanding(1)...................      5,000       5,000       5,000       5,000       5,125
Common share options issued within twelve months of the planned
  initial public offering(2)........................................        188         188         188         188          63
                                                                         ------      ------      ------      ------      ------
Weighted average shares outstanding.................................      5,188       5,188       5,188       5,188       5,188
                                                                         ======      ======      ======      ======      ======
Pro forma net income................................................     $2,259      $1,470      $6,030      $  325      $1,062
                                                                         ======      ======      ======      ======      ======
Pro forma net income per share......................................     $ 0.44      $ 0.28      $ 1.16      $ 0.06      $ 0.20
                                                                         ======      ======      ======      ======      ======

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(1) Common stock equivalents, which were dilutive, were included in the computation of weighted average number of shares outstanding from the date of grant.
(2) These items are treated as common stock equivalents from inception since they were issued at prices below the expected initial public offering price of the Company's common shares during the twelve month period immediately preceding the offering, and are computed using the treasury stock method assuming an estimated initial public offering price of $11.00 per share.